UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2010

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices)

703-287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Information.

Contract for Launch Services with SpaceX

On March 19, 2010, we entered into a Contract for Launch Services with Space Exploration Technologies Corp. (“SpaceX”), which will become effective upon the closing of the credit facility which will be drawn down to fund Iridum NEXT, our next-generation satellite constellation. Pursuant to this agreement, SpaceX will provide us launch services in connection with our deployment of Iridium NEXT. The agreement contemplates multiple launches on SpaceX’s Falcon 9 rocket, with up to nine satellites on each launch, and has a maximum value of approximately $492 million. The launches are scheduled to be performed over a two-year period. SpaceX will also provide satellite-to-launch vehicle integration and launch support services, as well as specified optional services.

We have made an advance payment to SpaceX, which will be credited against the amounts subsequently due under the agreement. This advance payment is fully refundable if we have not, within six months after execution of the agreement, closed a credit facility for the funding of all or a part of the costs of Iridium NEXT.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 16, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: June 16, 2010	By:	/s/ Matthew J. Desch
	Name:	Matthew J. Desch
	Title:	Chief Executive Officer